Exhibit 99

   Littlefield Corporation Announces Tenth Consecutive Quarter of Revenue and
                           Operating Earnings Growth

     AUSTIN, Texas--(BUSINESS WIRE)--Nov. 1, 2006--Littlefield Corporation (OTCBB:LTFD) today announced earnings for the third quarter of 2006. Results from operations continued improvement marking the tenth consecutive quarter of year-over-year revenue and operating earnings growth.

     The Q3 2006 earnings include approximately $361,000 of notable items:
$219,000 associated with the previously announced settlement of an outstanding nine year legal dispute with Collins Entertainment Inc., and $142,000 for costs associated with the financial restatements issued during this quarter, non cash expenses for doubtful accounts and compensation expense related to stock options.

     The Q3 2005 earnings included approximately $1,058,000 of nonrecurring income items from a gain on the sale of assets in South Carolina and income from the settlement of a promissory note.

     Highlights for the quarter and year-to-date versus the prior year are as follows:


1. Total Q3 2006 revenue rose $284,312 or 11% to $2,857,931,
   Entertainment increased 12% and Hospitality increased by 8%.

2. Year-to-date, total revenue is up 17%, with Entertainment up 17% and Hospitality 16% over the prior year.

3. Entertainment (bingo) gross profit for Q3 2006 was $669,380, up 15%. Entertainment gross margin percent increased to 36.7% versus 35.8% last year. The strongest performance in the quarter came from Texas bingo.

4. Seasonality in the Hospitality segment contributed to a quarterly gross margin loss of ($253,780) versus a gross margin loss of ($144,960) in Q3 2005. Year-to-date, the Hospitality gross margin loss decreased by $50,036.

5. Excluding the notable items and non-recurring items described above, net income in Q3 2006 was $20,838 and compares to a net loss of ($35,935) in Q3 2005.

6. Including the notable and non-recurring items noted above in Q3 2006 and Q3 2005, leads to a quarterly net loss of ($340,511) in Q3 2006 and net income of $1,022,439 in Q3 2005. A loss per share for the quarter of ($0.031) compared to basic earnings per share of $0.098 in Q3 2005.


     Please recall the issuance of a 20% stock dividend in Q2 2006 which has increased the number of shares outstanding.

     The following report is based upon accounts that have been reviewed by the Company's auditors and the Company's Audit Committee of the Board of Directors.


REVENUE
-------------------------
                            Q3 2006     Q3 2005   Variance  % Change
                          ----------- ----------- --------- ---------
LTFD Corporation          $2,857,931  $2,573,619  $284,312        11%
Entertainment              1,822,417   1,625,390   197,027        12%
Hospitality                1,000,272     930,129    70,143         8%


     Revenue surpassed prior year levels by 11%. Texas bingo and Premiere Tent & Events were particularly strong contributors to the increase in revenue

     The trend of year-over-year revenue increases has been as follows:


TREND OF REVENUE INCREASES     Q1 2004    Q2 2004    Q3 2004  Q4 2004
--------------------------   ----------- ---------- --------- --------
LTFD Corp                           (6%)       (2%)        1%       9%
Entertainment                       (6%)         1%       15%      11%
Hospitality                         (6%)       (8%)     (29%)       6%

TREND OF REVENUE INCREASES   Q1 2005    Q2 2005    Q3 2005   Q4 2005
-------------------------- ----------- ---------- ---------- --------
LTFD Corp                          11%        10%        20%      17%
Entertainment                      10%         5%       (1%)      14%
Hospitality                         5%        19%        90%      19%

TREND OF REVENUE INCREASES     Q1 2006        Q2 2006      Q3 2006
-------------------------- --------------- ------------- ------------
LTFD Corp                              17%           21%          11%
Entertainment                          21%           18%          12%
Hospitality                            10%           25%           8%


     The pattern of revenue increases which first became evident in Q4 2004 (absent only Entertainment in Q3 2005) continued with another recent quarter of double digit revenue increases.


GROSS PROFIT (LOSS)
---------------------------
                             Q3 2006    Q3 2005   Variance  % Change
                            ---------- ---------- --------- ---------
LTFD Corporation             $444,376   $447,023   ($2,647)      (1%)
Entertainment                 669,380    581,166    88,214        15%
Hospitality                 ($253,780) ($144,960) (108,820)       NM


     Entertainment gross profit margin percent increased to 36.7% versus 35.8% last year. The increased Entertainment margins reflect higher revenues coupled with expense control.


CORPORATE OVERHEAD
---------------------------
                              2006       2005     Variance  % Change
                            ---------- ---------- --------- ---------
THIRD QUARTER                $391,856   $396,098   ($4,242)      (1%)
YTD                         1,000,274  1,596,869  (596,595)     (37%)


     For the quarter, Corporate Overhead expense excluding depreciation and the noted items was down 1% from the prior year and down 37% YTD. Corporate overhead does not include depreciation of $30,487 in Q3 2006 and $23,269 in Q3 2005. This is consistent with past presentation of this information. The YTD improvement in Corporate Overhead expense reflected significantly lower legal expenses.


NET INCOME (LOSS) and BASIC EPS
----------------------------------------------------------------------
                         Q3 2006     Q3 2005     Variance   % Change
                       ----------- ----------- ------------ ---------
LTFD Corporation        ($340,511) $1,022,439  ($1,362,950)       NM
Basic Earnings (Loss)
 per share                ($0.031)     $0.098      ($0.129)       NM
Basic shares
 outstanding           10,833,341  10,444,823      388,518         4%


     Disregarding the notable and non-recurring charges and income noted earlier, the Company's net income for Q3 2006 was $20,838 compared with a net loss in Q3 2005 of ($35,935). Q3 2005 basic shares outstanding have been adjusted to reflect the affect of the Q2 2006 20% stock dividend for comparison purposes. These results continue the year-over-year operating improvements seen earlier this year.

     Basic earnings per share for the nine months ended September 30, 2006 were $0.077 versus $0.151 per share in the comparable period last year. Adjusted for the items noted above, basic earnings per share were $0.12 per share in 2006 versus $0.00 last year excluding the favorable affects of the sale of assets and settlement of a note receivable in 2005.

     Jeffrey L. Minch, President and Chief Executive Officer of Littlefield Corporation, offered the following comments:

     "Overall the results for the Quarter were good especially in light of the seasonality in the Hospitality business. The third quarter is the weakest quarter for both the entertainment and hospitality businesses.

     This Quarter was impacted by the final settlement of the long standing Collins case. This case has lingered for over nine years. This matter is finally resolved.

     Improvements in Texas bingo continued -- Q3 2006 gross profit was up 67% and YTD was up by 78%. It is also important to note that Texas bingo is the core of the Company's business and the health of this unit indicates the health of the Company.

     To capitalize on the opportunities in Texas, the Company announced a new Texas bingo hall to be opened in our fourth quarter. We also have several potential acquisition opportunities which we are considering and plan to pursue if they meet our investment criteria."

     Earnings will be discussed in a conference call on Thursday, November 2, 2006 at 11:00 AM CST. Interested parties may participate by calling 877-407-9205 and requesting the Littlefield Corporation Third Quarter 2006 Earnings Conference Call.

     Investors are always cautioned to be careful in drawing conclusions from a single press release, the Company's performance in a single quarter or the individual opinions of any member of the Company's management in making their individual investment decisions.

     In accordance with the safe harbor provisions of the Private Securities Reform Act of 1995: except for historical information contained herein, certain matters set forth in this press release are forward looking statements that are subject to substantial risks and uncertainties, including government regulation, taxation, competition, market risks, customer attendance, spending, general economic conditions and other risks detailed in the Company's Securities and Exchange Commission filings and reports.


     CONTACT: Littlefield Corporation, Austin
              Investor Relations:
              Cecil Whitmore, 512-476-5141
              fax: 512-476-5680
              cwhitmore@littlefield.com